EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2022 Net Income of $8.0 million, or $1.72 per Share

ELMIRA, N.Y., July 21, 2022 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $8.0 million, or $1.72 per share, for the second quarter of 2022, compared to $6.8 million, or $1.45 per share, for the second quarter of 2021.

“Chemung Financial Corporation had another record quarter with earnings of $8.0 million, or $1.72 per share,” stated Anders M. Tomson, President and CEO. “Our results for the second quarter were driven by a meaningful increase in net interest income, supported by strong organic loan growth pared with rising interest rates. The continued improvement in the credit quality of our loan portfolios also contributed to a significant reduction in our allowance for loan losses for the quarter," Tomson added.

Second Quarter Highlights1:

  Second quarter earnings per share grew to $1.72 per share from the prior quarter ended March 31, 2022, of $1.46 per share, representing the highest earnings per share recorded in the Corporation's 188-year history.

  Loans1, excluding PPP, grew $136.5 million, or 9.46%.

  Year to date net interest margin increased to 2.92% for the six months ended June 30, 2022, an eleven basis points increase when compared to the same period in the prior year. Net interest income grew $2.5 million, or 7.7% in the six month period ending June 30, 2022, when compared to the same period in the prior year, primarily due to an increase in mortgage loan average balances and an increase in the average yield on commercial loans.

  Net interest margin increased ten basis points in the second quarter of 2022 to 2.97% when compared to the prior quarter. Net interest income grew $1.0 million, or 5.8% in the second quarter of 2022 when compared to the prior quarter, primarily due to a 6.3% increase in interest income on loans, including fees when compared to first quarter, generated by increases in the average balances and average yields of the loan portfolio.

  Dividends declared during the second quarter 2022 were $0.31 per share.

1 Balance sheet comparisons are calculated as of June 30, 2022 versus December 31, 2021.

2nd Quarter 2022 vs 2nd Quarter 2021

Net Interest Income:

Net interest income for the second quarter of 2022 totaled $17.6 million compared to $16.1 million for the same period in the prior year, an increase of $1.5 million, or 9.7%, due primarily to increases of $0.9 million in interest and dividend income on taxable securities, and $0.7 million in interest income on loans, including fees, and a decrease of $0.1 million in interest expense on deposits, offset by an increase of $0.1 million in interest expense on borrowed funds.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $122.0 million, and an increase in the average yield due to an increase in average interest rates. The increase in interest income on loans, including fees was due primarily to an increase in average balances on mortgage loans and an increase in the commercial loan portfolio average yield due to an increase in average interest rates. The decrease in interest expense on deposits was due primarily to a decrease in the average balances on time deposits. The increase in interest expense on borrowed funds was due primarily to an increase in overnight borrowing in the current quarter, when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.97% for the second quarter 2022, compared to 2.76% for the same period in the prior year. Average interest-earning assets increased $42.8 million for the three months ended June 30, 2022 compared to the same period in the prior year. The average yield on interest-earning assets increased 22 basis points to 3.12%, and the average cost of interest-bearing liabilities increased one basis point to 0.24%, for the three months ended June 30, 2022, compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the second quarter of 2022 was $5.3 million compared to $6.5 million for the same period in the prior year, a decrease of $1.2 million, or 18.1%. The decrease in the current quarter was due primarily to decreases of $0.5 million in other non-interest income, $0.3 million in change in fair value of equity investments, $0.3 million in net gains on sales of loans held for sale, and $0.2 million in wealth management group fee income, offset by an increase of $0.2 million in service charges on deposit accounts.

The decrease in other non-interest income was primarily attributable to a $0.5 million one-time refund of real estate and sales tax in the same period of the prior year, and the timing of the receipt of Mastercard incentives when compared to the same period in the prior year. The decrease in fair value of equity investments in the current quarter was due to a decrease in the market value of the assets held. The decrease in net gains on sales of loans held for sale was primarily attributable to a decrease in residential mortgage loans sold into the secondary market as a result of the increase in market interest rates when compared to the same period in the prior year. The decrease in wealth management group income was primarily due to a decrease in the market value of assets. The increase in service charges on deposit accounts in the current quarter was primarily attributable to an increase in NSF and overdraft fees when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the second quarter of 2022 was $14.3 million compared to $13.9 million for the same period in the prior year, an increase of $0.4 million, or 3.5%. The increase can be mostly attributed to increases of $0.5 million in pension and other employee benefits and $0.4 million in data processing expenses, offset by a decreases of $0.1 million in net occupancy expenses and $0.1 million marketing and advertising expenses.

Pension and other employee benefits increased primarily due to an increase in employee healthcare costs when compared to the same quarter in the prior year. Data processing expenses increased primarily due to expenses related to the Corporation's Tap-to-Pay program supporting contactless transactions, and the timing of invoices. Net occupancy expenses decreased primarily due to decreases in depreciation expense related to the sale of properties, when compared to the same period in the prior year. Marketing and advertising expenses decreased primarily due to the timing of initiatives.

Income Tax Expense:

Income tax expense for the second quarter of 2022 was $2.3 million compared to $2.1 million for the same period in the prior year, an increase of $0.2 million. The effective tax rate for the current quarter decreased to 22.6% compared to 23.4% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

2nd Quarter 2022 vs 1st Quarter 2022

Net Interest Income:

Net interest income for the second quarter of 2022 totaled $17.6 million compared to $16.7 million for the prior quarter, an increase of $0.9 million, or 5.8%, due primarily to increases of $0.9 million in interest income on loans, including fees, and $0.2 million in interest and dividend income on taxable securities, offset by an increase of $0.1 million in interest expense on borrowed funds.

The increase in interest income on loans, including fees, can be primarily attributed to a $55.3 million increase in average invested loan balances and a 6 basis points increase in the average yield on loans due to an increase in interest rates, when compared to the prior quarter. The Corporation recorded $0.6 million of PPP fees in the second quarter of 2022, of which $0.6 million primarily represented accelerated recognition of fees related to SBA loan forgiveness of $14.9 million in loan balances. In the first quarter of 2022, $1.1 million of PPP fees were recorded, of which $1.0 million represented accelerated recognition of fees related to SBA loan forgiveness of $25.3 million in loan balances. The increase in interest and dividend income on taxable securities can be primarily attributed to a nine basis points increase in the average yield on taxable securities in the second quarter of 2022 as compared to the prior quarter. The increase in total interest expense can be primarily attributed to an increase in overnight FHLBNY borrowing.

Fully taxable equivalent net interest margin was 2.97% in the current quarter compared to 2.87% in the prior quarter. Average interest-earning assets increased $24.4 million in the current quarter compared to the prior quarter. The average yield on interest-earning assets increased twelve basis points to 3.12% and the average cost of interest-bearing liabilities increased three basis points to 0.24%, for the three months ended June 30, 2022, compared to the prior quarter.

Non-Interest Income:

Non-interest income for the second quarter of 2022 was $5.3 million compared to $5.7 million for the prior quarter, a decrease of $0.4 million, or 6.1%. The decrease was mostly attributed to decreases of $0.2 million in other non-interest income, $0.1 million in the change in fair value of equity investments, and $0.1 million in wealth management group fee income, offset by increases of $0.1 million in interchange revenue from debit card transactions, and $0.1 million in service charges on deposit accounts. The decrease in other non-interest income can be primarily attributed to a decrease of $0.1 million in swap fee income and the timing of the receipt of Mastercard incentives, when compared to the prior quarter.

Non-Interest Expense:

Non-interest expense for the second quarter of 2022 was $14.3 million compared to $14.7 million for the prior quarter, a decrease of $0.4 million, or 2.2%. The decrease can be mostly attributed to decreases of $0.6 million in other non-interest expense, and $0.2 million in salaries and wages, offset by increases of $0.3 million in data processing expenses, and $0.2 million in pension and other employee benefits.

The decrease in other non-interest expense can be primarily attributed to decreased spending across most expense categories when compared to the prior quarter, the recapture of $0.2 million of accrued expenditures related to the resolution of a telecommunication contract in the current quarter, and a $0.1 million reserve for additional restitution regarding previously disclosed consumer compliance matters established in the previous quarter. The decrease in salaries and wages can be primarily attributed to a decrease in the market value of the Corporation's deferred compensation plan in the second quarter of 2022. The increase in data processing expense can be primarily attributed to the timing of invoices, when compared to the first quarter. The increase in pension and other employee benefits can be primarily attributed to an increase in employee healthcare costs, when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the second quarter of 2022 was $2.3 million compared to $2.0 million for the prior quarter, an increase of $0.3 million in income tax expense. The effective tax rate for the current quarter increased to 22.6% compared to 22.1% in the prior quarter.

Asset Quality

Non-performing loans totaled $7.4 million at June 30, 2022, or 0.46% of total loans, compared to $8.1 million, or 0.54% of total loans at December 31, 2021. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $7.7 million, or 0.31% of total assets, at June 30, 2022, compared to $8.2 million, or 0.34% of total assets, at December 31, 2021. The decrease in non-performing loans can mostly be attributed to payments received on non-performing loans across all loan portfolios. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions, as well as the perceived risks inherent in specific industries and credit characteristics.

The allowance for loan losses was $17.5 million at June 30, 2022 and $21.0 million at December 31, 2021, respectively. The allowance for loan losses was 237.12% of non-performing loans at June 30, 2022 compared to 259.17% at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.08% at June 30, 2022 compared to 1.38% at December 31, 2021. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.08% at June 30, 2022, compared to 1.43% at December 31, 2021. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies and economic pressures during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors the Corporation released $1.2 million of the pandemic related portion of the allowance during the first quarter of 2022. To date the Corporation has released $3.1 million and utilized $0.5 million of the pandemic related provision, and $1.2 million remains as part of the allowance as of June 30, 2022. As of June 30, 2022, no loan forbearances due to COVID-19 remain.

Balance Sheet Activity

Total assets were $2.450 billion at June 30, 2022 compared to $2.418 billion at December 31, 2021, an increase of $31.4 million, or 1.3%. The increase can be mostly attributed to increases of $99.3 million in loans, net of deferred origination fees and costs, $26.1 million in accrued interest receivable and other assets, $2.8 million in total cash and cash equivalents, and a decrease of $3.5 million in allowance for loan losses, offset by a decrease of $99.0 million in securities available for sale, at estimated fair value.

The increase in loans, net of deferred loan fees, can mostly be attributed to increases of $64.9 million in commercial loans, $17.5 million in residential mortgage loans, and $17.0 million in consumer loans. Paydowns due to SBA forgiveness of PPP loans decreased the total loan portfolio by $40.2 million as of June 30, 2022, when compared to December 31, 2021. The increase in accrued interest receivable and other assets was primarily due to increases of $16.8 million in the deferred tax asset and $8.4 million in the interest rate swap asset. The increase in cash and cash equivalents was primarily due to changes in deposits, securities, and loans. The decrease in securities available for sale can be mostly attributed to $53.4 million in paydowns and a decrease in the fair value of the portfolio of $66.2 million due to increases in interest rates, offset by purchases of $22.7 million.

The decrease in the allowance for loan losses can mostly be attributed to the $1.2 million release of COVID-19 related portion of the allowance in the first quarter of 2022, the $1.5 million release of a specific reserve related to the sale of a large commercial real estate credit, positive impacts of $0.8 million related to upgrades of two large commercial credits, and a $1.0 million decrease in the historical loss factor due to the roll-off of a commercial real estate owner occupied property previously charged off in the second quarter of 2020. These decreases in the allowance were offset by $1.4 million of additional provision related to increased loan growth.

Total liabilities were $2.275 billion at June 30, 2022 compared to $2.207 billion at December 31, 2021, an increase of $68.2 million, or 3.1%. The increase in total liabilities can primarily be attributed to increases of $27.4 million, or 1.3% in deposits, and $10.1 million in accrued interest payable and other liabilities, and $31.2 million in advances and other debt.

The increase in deposits was due primarily to increases of $16.3 million in public deposits, $47.5 million of one-way brokered deposits, and $11.6 million in consumer deposits, offset by a decrease of $48.0 million in commercial deposits. The increase in accrued interest payable and other liabilities was primarily attributed to an increase of $8.2 million in the interest rate swap liability. The increase in advances and other debt can be attributed to an increase in overnight FHLBNY borrowing.

Total shareholders’ equity was $174.7 million at June 30, 2022, compared to $211.5 million at December 31, 2021, a decrease of $36.8 million, or 17.4%, primarily due to a $48.8 million decrease in accumulated other income (loss), offset by an increase of $12.0 million in retained earnings. The decrease in accumulated other comprehensive income (loss) can mostly be attributed to a decrease in the fair market value of the securities portfolio due to the increase in interest rates. The increase in retained earnings was due primarily to net income of $14.9 million, offset by $2.9 million in dividends declared.

The total equity to total assets ratio was 7.13% at June 30, 2022, compared to 8.74% at December 31, 2021. The tangible equity to tangible assets ratio was 6.30% at June 30, 2022 compared to 7.91% at December 31, 2021. Book value per share decreased to $37.24 at June 30, 2022 from $45.09 at December 31, 2021. As of June 30, 2022, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Liquidity

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core- deposit growth and non-core funding sources, such as time deposits of $100,000 or more, brokered deposits, FHLBNY advances, and other borrowings. As of June 30, 2022, the Corporation's cash and cash equivalents balance was $29.8 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of June 30, 2022, the Corporation's investment in securities available for sale was $693.0 million, $499.3 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $151.4 million, as of June 30, 2022. As of June 30, 2022, the Corporation entered into one-way brokered deposit arrangements with 4-week and 13-week terms totaling $47.5 million.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.992 billion at June 30, 2022, including $318.4 million of assets under management or administration for the Corporation, compared to $2.325 billion at December 31, 2021, including $344.2 million of assets under management or administration for the Corporation, a decrease of $332.6 million, or 14.31%, due to a general decline in market value.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of June 30, 2022, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the second quarter of 2022. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at June 30, 2022.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.4 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, COVID-19, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2021 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2022	2022	2021	2021	2021
ASSETS
Cash and due from financial institutions	$24,371	$21,757	$17,365	$28,859	$27,439
Interest-earning deposits in other financial institutions	5,397	43,726	9,616	32,838	29,358
Total cash and cash equivalents	29,768	65,483	26,981	61,697	56,797
Equity investments	2,750	2,949	2,964	2,933	2,856
Securities available for sale	692,995	746,343	792,026	761,531	687,594
Securities held to maturity	2,943	3,576	3,790	3,183	2,981
FHLB and FRB stocks, at cost	5,897	3,576	4,218	3,562	3,562
Total investment securities	701,835	753,495	800,034	768,276	694,137
Commercial	1,124,701	1,102,304	1,059,848	1,060,230	1,105,520
Mortgage	276,847	264,816	259,334	253,991	246,667
Consumer	216,014	199,405	199,067	202,447	205,812
Loans, net of deferred loan fees	1,617,562	1,566,525	1,518,249	1,516,668	1,557,999
Allowance for loan losses	(17,485)	(19,928)	(21,025)	(20,940)	(20,676)
Loans, net	1,600,077	1,546,597	1,497,224	1,495,728	1,537,323
Loans held for sale	—	345	396	224	—
Premises and equipment, net	16,812	17,260	17,969	18,370	19,094
Operating lease right-of-use assets	6,841	7,035	7,234	7,084	7,274
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	—	4	15	26	68
Accrued interest receivable and other assets	70,004	59,903	43,834	41,494	41,339
Total assets	$2,449,911	$2,474,895	$2,418,475	$2,417,656	$2,380,712

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$704,996	$726,699	$739,607	$725,181	$674,205
Interest-bearing demand deposits	267,554	284,689	284,721	282,036	276,250
Money market accounts	641,008	699,506	654,553	661,049	669,953
Savings deposits	285,593	283,369	280,195	275,137	276,496
Time deposits	283,640	255,329	196,357	230,419	241,283
Total deposits	2,182,791	2,249,592	2,155,433	2,173,822	2,138,187
Advances and other debt	49,331	3,527	18,164	3,659	3,724
Operating lease liabilities	6,998	7,186	7,378	7,227	7,409
Accrued interest payable and other liabilities	36,101	29,080	26,045	26,809	27,415
Total liabilities	2,275,221	2,289,385	2,207,020	2,211,517	2,176,735
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,196	46,880	46,901	47,203	47,081
Retained earnings	200,870	194,295	188,877	183,873	178,673
Treasury stock, at cost	(18,084)	(18,113)	(17,846)	(17,924)	(17,972)
Accumulated other comprehensive income (loss)	(55,345)	(37,605)	(6,530)	(7,066)	(3,858)
Total shareholders' equity	174,690	185,510	211,455	206,139	203,977
Total liabilities and shareholders' equity	$2,449,911	$2,474,895	$2,418,475	$2,417,656	$2,380,712
Period-end shares outstanding	4,691	4,689	4,689	4,679	4,677

Chemung Financial Corporation Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
(in thousands, except per share data)	2022	2021	Change	2022	2021	Change
Interest and dividend income:
Loans, including fees	$15,390	$14,692	4.8	$29,871	$29,309	1.9
Taxable securities	2,863	1,951	46.7	5,551	3,753	47.9
Tax exempt securities	268	266	0.8	538	527	2.1
Interest-earning deposits	17	36	(52.8)	36	96	(62.5)
Total interest and dividend income	18,538	16,945	9.4	35,996	33,685	6.9

Interest expense:
Deposits	769	832	(7.6)	1,517	1,753	(13.5)
Borrowed funds	128	34	276.5	161	67	140.3
Total interest expense	897	866	3.6	1,678	1,820	(7.8)
Net interest income	17,641	16,079	9.7	34,318	31,865	7.7
Provision for loan losses	(1,744)	(150)	1,062.7	(2,889)	(409)	606.4
Net interest income after provision for loan losses	19,385	16,229	19.4	37,207	32,274	15.3
Non-interest income:
Wealth management group fee income	2,628	2,803	(6.2)	5,385	5,481	(1.8)
Service charges on deposit accounts	936	732	27.9	1,800	1,449	24.2
Interchange revenue from debit card transactions	1,206	1,262	(4.4)	2,336	2,385	(2.1)
Change in fair value of equity investments	(242)	102	(337.3)	(355)	188	N/M
Net gains on sales of loans held for sale	25	342	(92.7)	99	642	(84.6)
Net gains (losses) on sales of other real estate owned	46	—	N/M	46	(18)	(355.6)
Income from bank owned life insurance	11	12	(8.3)	22	27	(18.5)
Other	709	1,239	(42.8)	1,649	1,959	(15.8)
Total non-interest income	5,319	6,492	(18.1)	10,982	12,113	(9.3)
Non-interest expense:
Salaries and wages	6,056	6,037	0.3	12,279	11,799	4.1
Pension and other employee benefits	1,937	1,480	30.9	3,655	2,939	24.4
Other components of net periodic pension and postretirement benefits	(403)	(391)	3.1	(811)	(782)	3.7
Net occupancy	1,369	1,491	(8.2)	2,796	3,014	(7.2)
Furniture and equipment	410	410	—	847	776	9.1
Data processing	2,468	2,048	20.5	4,655	4,051	14.9
Professional services	664	535	24.1	1,185	989	19.8
Amortization of intangible assets	4	89	(95.5)	15	190	(92.1)
Marketing and advertising	184	284	(35.2)	460	410	12.2
Other real estate owned expense	8	5	60.0	(29)	17	(270.6)
FDIC insurance	284	329	(13.7)	598	719	(16.8)
Loan expense	176	290	(39.3)	391	524	(25.4)
Other	1,185	1,244	(4.7)	2,969	2,558	16.1
Total non-interest expense	14,342	13,851	3.5	29,010	27,204	6.6
Income before income tax expense	10,362	8,870	16.8	19,179	17,183	11.6
Income tax expense	2,338	2,075	12.7	4,288	3,858	11.1
Net income	$8,024	$6,795	18.1	$14,891	$13,325	11.8
Basic and diluted earnings per share	$1.72	$1.45		$3.18	$2.84
Cash dividends declared per share	0.31	0.31		0.62	0.57
Average basic and diluted shares outstanding	4,690	4,680		4,690	4,686

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited) (in thousands, except per share data)	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
RESULTS OF OPERATIONS Interest income	$18,538	$17,458	$17,690	$17,633	$16,945	$35,996	$33,685
Interest expense	897	781	798	801	866	1,678	1,820
Net interest income	17,641	16,677	16,892	16,832	16,079	34,318	31,865
Provision (credit) for loan losses	(1,744)	(1,145)	70	356	(150)	(2,889)	(409)
Net interest income after provision for loan losses	19,385	17,822	16,822	16,476	16,229	37,207	32,274
Non-interest income	5,319	5,663	5,787	5,970	6,492	10,982	12,113
Non-interest expense	14,342	14,668	14,378	14,100	13,851	29,010	27,204
Income before income tax expense	10,362	8,817	8,231	8,346	8,870	19,179	17,183
Income tax expense	2,338	1,950	1,777	1,700	2,075	4,288	3,858
Net income	$8,024	$6,867	$6,454	$6,646	$6,795	$14,891	$13,325

Basic and diluted earnings per share	$1.72	$1.46	$1.38	$1.42	$1.45	$3.18	$2.84
Average basic and diluted shares outstanding	4,690	4,689	4,682	4,678	4,680	4,690	4,686
PERFORMANCE RATIOS
Return on average assets	1.32%	1.14%	1.04%	1.09%	1.11%	1.23%	1.12%
Return on average equity	18.06%	13.68%	12.30%	12.68%	13.58%	15.73%	13.41%
Return on average tangible equity (a)	20.58%	15.32%	13.74%	14.16%	15.25%	17.77%	15.07%
Efficiency ratio (unadjusted) (f)	62.47%	65.66%	63.40%	61.84%	61.37%	64.04%	61.86%
Efficiency ratio (adjusted) (a) (b)	62.17%	65.32%	63.11%	61.40%	60.72%	63.72%	61.17%
Non-interest expense to average assets	2.35%	2.43%	2.32%	2.30%	2.27%	2.39%	2.28%
Loans to deposits	74.11%	69.64%	70.44%	69.77%	72.87%	74.11%	72.87%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.90%	3.84%	3.90%	3.84%	3.72%	3.87%	3.77%
Yield on investments	1.60%	1.47%	1.35%	1.49%	1.21%	1.53%	1.24%
Yield on interest-earning assets	3.12%	3.00%	2.99%	3.02%	2.90%	3.06%	2.97%
Cost of interest-bearing deposits	0.21%	0.20%	0.21%	0.21%	0.22%	0.21%	0.24%
Cost of borrowings	1.70%	2.65%	2.16%	3.56%	3.64%	1.83%	3.58%
Cost of interest-bearing liabilities	0.24%	0.21%	0.22%	0.22%	0.23%	0.23%	0.25%
Interest rate spread	2.88%	2.79%	2.77%	2.80%	2.67%	2.83%	2.72%
Net interest margin, fully taxable equivalent	2.97%	2.87%	2.85%	2.88%	2.76%	2.92%	2.81%
CAPITAL
Total equity to total assets at end of period	7.13%	7.50%	8.74%	8.53%	8.57%	7.13%	8.57%
Tangible equity to tangible assets at end of period (a)	6.30%	6.67%	7.91%	7.69%	7.72%	6.30%	7.72%
Book value per share	$37.24	$39.56	$45.09	$44.00	$43.57	$37.24	$43.57
Tangible book value per share (a)	32.59	34.91	40.44	39.34	38.90	32.59	38.90
Period-end market value per share	47.00	46.69	46.45	45.30	44.31	47.00	44.31
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.62	0.57
AVERAGE BALANCES Loans and loans held for sale (c)	$1,587,777	$1,532,445	$1,520,478	$1,519,264	$1,585,902	$1,560,264	$1,571,714
Interest earning assets	2,395,704	2,371,275	2,364,578	2,327,817	2,352,908	2,383,557	2,302,402
Total assets	2,446,763	2,451,944	2,454,294	2,427,107	2,447,587	2,449,339	2,402,823
Deposits	2,203,231	2,211,442	2,205,632	2,181,517	2,210,413	2,207,314	2,164,445
Total equity	178,207	203,613	208,147	208,023	200,627	190,841	200,332
Tangible equity (a)	156,382	181,778	186,302	186,155	178,681	169,011	178,337
ASSET QUALITY Net charge-offs (recoveries)	$699	$(48)	$(15)	$92	$83	$651	$(161)
Non-performing loans (d)	7,374	7,703	8,114	8,373	8,583	7,374	8,583
Non-performing assets (e)	7,665	7,956	8,226	8,544	8,707	7,665	8,707
Allowance for loan losses	17,485	19,928	21,025	20,940	20,676	17,485	20,676
Annualized net charge-offs (recoveries) to average loans	0.18%	(0.01%)	(0.01%)	0.02%	0.02%	0.08%	(0.02%)
Non-performing loans to total loans	0.46%	0.49%	0.54%	0.56%	0.55%	0.46%	0.55%
Non-performing assets to total assets	0.31%	0.32%	0.34%	0.35%	0.37%	0.31%	0.37%
Allowance for loan losses to total loans	1.08%	1.27%	1.38%	1.38%	1.33%	1.08%	1.33%
Allowance for loan losses to total loans, net of PPP	1.08%	1.29%	1.43%	1.45%	1.46%	1.08%	1.46%
Allowance for loan losses to non-performing loans	237.12%	258.65%	259.17%	250.08%	240.89%	237.12%	240.89%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non- interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021			Three Months Ended June 30, 2022 vs. 2021
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)
Interest earning assets:
Commercial loans	$1,111,854	$11,244	4.06%	$1,132,348	$10,613	3.76%	$631	$(195)	$826
Mortgage loans	270,112	2,256	3.35%	246,470	2,160	3.52%	96	203	(107)
Consumer loans	205,811	1,927	3.76%	207,084	1,948	3.77%	(21)	(15)	(6)
Taxable securities	751,784	2,866	1.53%	629,789	1,953	1.24%	913	414	499
Tax-exempt securities	42,222	330	3.13%	41,571	327	3.16%	3	6	(3)
Interest-earning deposits	13,921	18	0.52%	95,646	36	0.15%	(18)	(50)	32
Total interest earning assets	2,395,704	18,641	3.12%	2,352,908	17,037	2.90%	1,604	363	1,241
Non-interest earnings assets: Cash and due from banks	23,702			25,317
Other assets	47,471			90,444
Allowance for loan losses	(20,114)			(21,082)
Total assets	$2,446,763			$2,447,587
Interest-bearing liabilities: Interest-bearing checking	$273,723	$51	0.07%	$282,420	$55	0.08%	$(4)	$(1)	$(3)
Savings and money market	962,502	242	0.10%	958,629	233	0.10%	9	9	—
Time deposits	243,157	476	0.79%	273,131	544	0.80%	(68)	(61)	(7)
Long-term advances and other debt	30,264	128	1.70%	3,746	34	3.64%	94	121	(27)
Total int.-bearing liabilities	1,509,646	897	0.24%	1,517,926	866	0.23%	31	68	(37)

Non-interest-bearing liabilities:
Demand deposits	723,849			696,233
Other liabilities	35,061			32,801
Total liabilities	2,268,556			2,246,960
Shareholders' equity	178,207			200,627

Total liabilities and shareholders' equity	$2,446,763			$2,447,587
Fully taxable equivalent net interest income		17,744			16,171		$1,573	$295	$1,278
Net interest rate spread (1)			2.88%			2.67%
Net interest margin, fully taxable equivalent (2) Taxable equivalent adjustment		(103)	2.97%		(92)	2.76%
Net interest income		$17,641			$16,079

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021			Six Months Ended June 30, 2022 vs. 2021
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,092,240	$21,791	4.02%	$1,118,307	$21,085	3.80%	$706	$(498)	$1,204
Mortgage loans	266,105	4,409	3.34%	244,414	4,256	3.51%	153	366	(213)
Consumer loans	201,919	3,743	3.74%	208,993	4,026	3.88%	(283)	(137)	(146)
Taxable securities	755,127	5,556	1.48%	584,180	3,757	1.30%	1,799	1,221	578
Tax-exempt securities	42,328	663	3.16%	41,272	649	3.17%	14	16	(2)
Interest-earning deposits	25,838	36	0.28%	105,236	96	0.18%	(60)	(95)	35
Total interest earning assets	2,383,557	36,198	3.06%	2,302,402	33,869	2.97%	2,329	873	1,456

Non-interest earnings assets:
Cash and due from banks	24,220			26,469
Other assets	62,230			95,139
Allowance for loan losses	(20,668)			(21,187)
Total assets	$2,449,339			$2,402,823

Interest-bearing liabilities:
Interest-bearing checking	$283,521	$107	0.08%	$288,426	$122	0.09%	$(15)	$(2)	$(13)
Savings and money market	958,919	454	0.10%	920,076	508	0.11%	(54)	12	(66)
Time deposits	242,334	956	0.80%	283,442	1,123	0.80%	(167)	(167)	—
Capital leases and other debt	17,722	161	1.83%	3,777	67	3.58%	94	141	(47)
Total int.-bearing liabilities	1,502,496	1,678	0.23%	1,495,721	1,820	0.25%	(142)	(16)	(126)
Non-interest-bearing liabilities:
Demand deposits	722,540			672,501
Other liabilities	33,462			34,269
Total liabilities	2,258,498			2,202,491
Shareholders' equity	190,841			200,332
Total liabilities and shareholders' equity	$2,449,339			$2,402,823
Fully taxable equivalent net interest
income		34,520			32,049		$2,471	$889	$1,582
Net interest rate spread (1)			2.83%			2.72%
Net interest margin, fully taxable
equivalent (2)			2.92%			2.81%
Taxable equivalent adjustment		(202)			(184)
Net interest income		$34,318			$31,865

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$17,641	$16,677	$16,892	$16,832	$16,079	$34,318	$31,865
Fully taxable equivalent adjustment	103	99	105	94	92	202	184
Fully taxable equivalent net interest income (non-GAAP)	$17,744	$16,776	$16,997	$16,926	$16,171	$34,520	$32,049
Average interest-earning assets (GAAP)	$2,395,704	$2,371,275	$2,364,578	$2,327,817	$2,352,908	$2,383,557	$2,302,402
Net interest margin - fully taxable equivalent (non-GAAP)	2.97%	2.87%	2.85%	2.88%	2.76%	2.92%	2.81%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
EFFICIENCY RATIO Net interest income (GAAP)	$17,641	$16,677	$16,892	$16,832	$16,079	$34,318	$31,865
Fully taxable equivalent adjustment	103	99	105	94	92	202	184
Fully taxable equivalent net interest income (non-GAAP)	$17,744	$16,776	$16,997	$16,926	$16,171	$34,520	$32,049
Non-interest income (GAAP)	$5,319	$5,663	$5,787	$5,970	$6,492	$10,982	$12,113
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,319	$5,663	$5,787	$5,970	$6,492	$10,982	$12,113
Non-interest expense (GAAP)	$14,342	$14,668	$14,378	$14,100	$13,851	$29,010	$27,204
Less: amortization of intangible assets	(4)	(11)	(11)	(42)	(89)	(15)	(190)
Adjusted non-interest expense (non-GAAP)	$14,338	$14,657	$14,367	$14,058	$13,762	$28,995	$27,014
Efficiency ratio (unadjusted)	62.47%	65.66%	63.40%	61.84%	61.37%	64.04%	61.86%
Efficiency ratio (adjusted)	62.17%	65.32%	63.11%	61.40%	60.72%	63.72%	61.17%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END) Total shareholders' equity (GAAP)	$174,690	$185,510	$211,455	$206,139	$203,977	$174,690	$203,977
Less: intangible assets	(21,824)	(21,828)	(21,839)	(21,850)	(21,892)	(21,824)	(21,892)
Tangible equity (non-GAAP)	$152,866	$163,682	$189,616	$184,289	$182,085	$152,866	$182,085
Total assets (GAAP)	$2,449,911	$2,474,895	$2,418,475	$2,417,656	$2,380,712	$2,449,911	$2,380,712
Less: intangible assets	(21,824)	(21,828)	(21,839)	(21,850)	(21,892)	(21,824)	(21,892)
Tangible assets (non-GAAP)	$2,428,087	$2,453,067	$2,396,636	$2,395,806	$2,358,820	$2,428,087	$2,358,820
Total equity to total assets at end of period (GAAP)	7.13%	7.49%	8.74%	8.53%	8.57%	7.13%	8.57%
Book value per share (GAAP)	$37.24	$39.56	$45.09	$44.00	$43.57	$37.24	$43.57
Tangible equity to tangible assets at end of period (non-GAAP)	6.30%	6.67%	7.91%	7.69%	7.72%	6.30%	7.72%
Tangible book value per share (non-GAAP)	$32.59	$34.91	$40.44	$39.34	$38.90	$32.59	$38.90

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except ratio data)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
TANGIBLE EQUITY (AVERAGE) Total average shareholders' equity (GAAP)	$178,207	$203,613	$208,147	$208,023	$200,627	$190,841	$200,332
Less: average intangible assets	(21,825)	(21,835)	(21,845)	(21,868)	(21,946)	(21,830)	(21,995)
Average tangible equity (non-GAAP)	$156,382	$181,778	$186,302	$186,155	$178,681	$169,011	$178,337
Return on average equity (GAAP)	18.06%	13.68%	12.30%	12.68%	13.58%	15.73%	13.41%
Return on average tangible equity (non-GAAP)	20.58%	15.32%	13.74%	14.16%	15.25%	17.77%	15.07%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Six Months Ended
(in thousands, except per share and ratio data)	June 30, 2022	March 31, 2022	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
NON-GAAP NET INCOME Reported net income (GAAP)	$8,024	$6,867	$6,454	$6,646	$6,795	$14,891	$13,325
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$8,024	$6,867	$6,454	$6,646	$6,795	$14,891	$13,325

Average basic and diluted shares outstanding	4,690	4,689	4,682	4,678	4,680	4,690	4,686

Reported basic and diluted earnings per share (GAAP)	$1.72	$1.46	$1.38	$1.42	$1.45	$3.18	$2.84
Reported return on average assets (GAAP)	1.32%	1.14%	1.04%	1.09%	1.11%	1.23%	1.12%
Reported return on average equity (GAAP)	18.06%	13.68%	12.30%	12.68%	13.58%	15.73%	13.41%

Basic and diluted earnings per share (non-GAAP)	$1.71	$1.46	$1.38	$1.42	$1.45	$3.18	$2.84
Return on average assets (non-GAAP)	1.32%	1.14%	1.04%	1.09%	1.11%	1.23%	1.12%
Return on average equity (non-GAAP)	18.06%	13.68%	12.30%	12.68%	13.58%	15.73%	13.41%

Category: Financial

Source: Chemung Financial Corp